Exhibit 10.29
    December 5, 2023

Phillip Theodore
Phillip.Theodore@resideo.com

Re:    Terms and Conditions of Employment

Dear Phil:
Per our discussion, below is a summary of the terms and conditions of your employment related to your newly created role as Senior Vice President, Executive Advisor, effective Tuesday, December 5, 2023.
COMPENSATION
Base Salary: Your annual base salary remains unchanged at $569,250. You will not be eligible for a salary review in 2024.
Annual Incentive Compensation: Your target incentive compensation opportunity remains 100% of your base salary earnings during the year.

OTHER EXECUTIVE BENEFITS
•Excess Liability Insurance: Resideo will continue to pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.
•Executive Physical: You will remain eligible for an annual executive physical and related health concierge program.
INTELLECTUAL PROPERTY & NON-COMPETITION AGREEMENT
 As a condition of the additional severance benefits described below, you are required to execute, in the forms attached hereto, the Resideo’s Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information ("IP Agreement") and the “Resideo Technologies, Inc. Noncompete Agreement for Senior Executives (“Noncompete Agreement”).
ADDITIONAL SEVERANCE BENEFITS
 Executive Severance: You will be eligible for severance under the Executive Severance Pay Plan (“Executive Severance Plan”).  In the event you are involuntarily terminated other than for “cause” (as that term is defined in the Severance Plan) within 12 months of the date of this letter, and so long as you remain in compliance with the terms of the IP Agreement and the Noncompete Agreement, you shall be eligible for the following additional severance benefits:
a.Eighteen (18) months of salary continuation (instead of, and not in addition to, the 9 months of salary continuation provided for in the Executive Severance Plan);
b.Continued vesting on the original vesting date of any unvested options from your September 28, 2021, stock option grant; and
c.Extension until September 27, 2028, of the expiration date for all stock options granted on September 28, 2021.
For the avoidance of doubt, equity grants previously issued to you are subject to pro-rated accelerated vesting upon termination as outlined in the applicable stock incentive plan and award agreements.
resideo.com
Scottsdale, Arizona | Austin, Texas | Golden Valley, MN | Melville, NY

ACCEPTANCE OF TERMS
Please indicate your acceptance of these terms by electronically signing this letter, the IP Agreement and the Noncompete Agreement via Docusign.
If you have any questions or need further information, please contact Steve Kelly.

Jay Geldmacher
President and CEO

Read and Accepted:

/s/ Phillip Theodore             February 12, 2024
PHILLIP THEODORE                            Date

All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Resideo will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Resideo may terminate your employment at any time.
The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

resideo.com
Scottsdale, Arizona | Austin, Texas | Golden Valley, MN | Melville, NY